Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214963

Prospectus supplement

To prospectus dated December 8, 2016

Common Units Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to $750,000,000

This prospectus supplement and the accompanying base prospectus relate to the offer and sale from time to time of common units representing limited partner interests in Magellan Midstream Partners, L.P. having an aggregate offering price of up to $750,000,000. The issuance and sale of the common units under this prospectus supplement, if any, will be made through one or more of RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as sales agents. These sales will be made over a period of time and from time to time in transactions at then-current prices, pursuant to the terms of an equity distribution agreement between us and the sales agents that has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Sales of common units under this prospectus supplement, if any, will be made by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange (“NYSE”) at market prices, in block transactions or as otherwise agreed between us and the sales agents. The sales agents are not required to sell any specific dollar amount of units, but will use their commercially reasonable efforts, as our agents and subject to the terms of the equity distribution agreement, to sell the units offered as instructed by us. Under the terms of the equity distribution agreement, we also may sell common units to our sales agents as principals for their own accounts at a price agreed upon at the time of the sale. If we sell common units to any sales agent as principal, we will enter into a separate agreement with such sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement.

Our common units trade on the NYSE under the symbol “MMP.” The last reported sales price of our common units on the NYSE on May 3, 2017 was $73.53 per common unit.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should consider carefully each of the factors described under “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 before you make an investment in our securities.

The compensation of the sales agents for sales of common units shall be at a fixed commission rate of up to 2% (unless otherwise agreed) of the gross sales price per common unit, depending upon the number of common units sold. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBC Capital Markets	Barclays	Citigroup
Jefferies	J.P. Morgan	Mizuho Securities
SMBC Nikko	SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is May 4, 2017.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information about the securities we may offer from time to time, some of which does not apply to the offering pursuant to this prospectus supplement. Generally, when we refer only to the “prospectus,” we are referring to both parts of this document combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the sales agents have authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different, additional or inconsistent information. We and the sales agents are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus is accurate as of any date other than the dates shown in those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Magellan Midstream Partners, L.P., the sales agents or any of their respective representatives is making any representation to you regarding the legality of an investment in the common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the common units.

As used in this prospectus supplement and the accompanying base prospectus, unless we indicate otherwise, the terms “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with its subsidiaries.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S–3 of this prospectus supplement and on page 6 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information about important factors that you should consider before purchasing common units in this offering.

Magellan Midstream Partners, L.P.

We were formed as a limited partnership under the laws of the State of Delaware in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of refined petroleum products and crude oil. As of March 31, 2017, our three operating segments included:

•	our refined products segment, comprised of our 9,700-mile refined products pipeline system with 53 terminals as well as 26 independent terminals not connected to our pipeline system and our 1,100-mile ammonia pipeline system;

•	our crude oil segment, comprised of approximately 2,200 miles of crude oil pipelines and storage facilities with an aggregate storage capacity of approximately 26 million barrels, of which 17 million barrels are used for contract storage; and

•	our marine storage segment, consisting of five marine terminals located along coastal waterways with an aggregate storage capacity of approximately 26 million barrels.

Our principal executive offices are located in One Williams Center, Tulsa, Oklahoma 74172, and our phone number is (918) 574-7000.

Partnership structure and management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, which is also a wholly owned subsidiary, has sole responsibility for conducting our business and managing our operations. Our general partner has a non-economic general partner interest in us and does not receive a management fee or other compensation in connection with its management of our business.

The following table describes our current ownership structure. The percentages reflected in the table, other than the general partner interest, represent approximate ownership interests in us.

Ownership of Magellan Midstream Partners, L.P.	Percentage interest
Public common units	99.8%
Officer and director common units	0.2%
General partner interest	0.0%

Total	100.0%

THE OFFERING

Issuer	Magellan Midstream Partners, L.P.

Securities	Common units having an aggregate offering price of up to $750,000,000.

Manner of offering	“At-the-market offering” that may be made from time to time through the sales agents. Please read “Plan of Distribution” on page S-6.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting the sales agents’ commissions and our offering expenses, for general partnership purposes, which may include, among other things, repayment of indebtedness or capital expenditures. Please see “Use of Proceeds” on page S-4.

Material U.S. federal income tax consequences	For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences” in this prospectus supplement and “Material Tax Considerations” in the accompanying base prospectus.

Exchange listing	Our common units are listed on the NYSE under the symbol “MMP.”

Risk factors	Please read “Risk Factors” beginning on page S-3 of this prospectus supplement and beginning on page 6 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of factors you should carefully consider before investing in our common units.

Certain relationships	Affiliates of the sales agents participating in this offering are lenders under our revolving credit facility and our 364-day revolving credit facility or participants in our commercial paper program and may receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under our revolving credit facility, 364-day revolving credit facility or commercial paper program with such proceeds. Please see “Use of Proceeds.”

RISK FACTORS

An investment in our common units involves risk. You should carefully read the risk factors included under the caption “Risk Factors” beginning on page 6 of the accompanying base prospectus and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as matters described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and information regarding forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying base prospectus, together with all of the other information included or incorporated by reference herein or therein.

If any of these risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially and adversely affected. In that case, our ability to make distributions to our unitholders could be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, after deducting the sales agents’ commissions and our offering expenses, for general partnership purposes, which may include, among other things, repayment of indebtedness or capital expenditures.

As of March 31, 2017, we had no borrowings outstanding under our revolving credit facility with a total borrowing capacity of $1.0 billion and an unused commitment fee of 0.125%. Borrowings under the revolving credit facility are unsecured and bear interest at LIBOR plus a spread ranging from 1.000% to 1.625% based on our credit ratings. As of March 31, 2017 there was $6.3 million obligated for letters of credit under the revolving credit facility. The revolving credit facility matures on October 27, 2020. As of March 31, 2017, we had no borrowings outstanding under our 364-day revolving credit facility with a total borrowing capacity of $250.0 million and an unused commitment fee of 0.100%. Borrowings under the 364-day revolving credit facility are unsecured and bear interest at LIBOR plus a spread ranging from 1.000% to 1.625% based on our credit ratings. The 364-day revolving credit facility matures on October 19, 2017. As of March 31, 2017, we had approximately $167 million outstanding commercial paper notes, and the weighted average interest rate on such commercial paper notes was 1.17%. Borrowings under our commercial paper program have been used for general partnership purposes, including repayment of indebtedness and capital expenditures.

Affiliates of the sales agents participating in this offering are lenders under our revolving credit facility and our 364-day revolving credit facility or participants in our commercial paper program and may receive a portion of the proceeds of this offering through our repayment of the revolving credit facility, 364-day revolving credit facility or commercial paper program with such proceeds. Please see “Plan of Distribution.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section adds information related to certain tax considerations, it should be read in conjunction with the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and with “Material Tax Considerations” in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption “Material Tax Considerations” in the accompanying base prospectus.

All prospective unitholders are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances. In particular, ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and non-U.S. investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and non-U.S. investors, except as specifically set forth in the accompanying base prospectus. Please read “Material Tax Considerations—Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as sales agents, under which we are permitted to offer and sell from time to time common units having an aggregate offering price of up to $750,000,000. We have filed the equity distribution agreement as an exhibit to a Current Report on Form 8-K, which is incorporated by reference in this prospectus supplement. The sales, if any, of common units made under the equity distribution agreement will be made by means of ordinary brokers’ transactions between members of the NYSE, any other national securities exchange or facility thereof, a trading facility of a national securities association, or an alternative trading system, to or through a market maker, directly on or through an electronic communications network, private exchanges or similar market venues, in each case, at market prices, in block transactions or as shall otherwise be permitted by law and agreed to by us and any sales agent. The sales agents will not engage in any prohibited stabilizing transactions.

Under the terms of the equity distribution agreement, we also may sell common units to one or more of our sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell common units to one or more of our sales agents as principal, then we will enter into a separate agreement with such sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement if required.

We will designate the maximum amount of common units to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per common unit at which such common units may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated common units. We may instruct the sales agents not to sell any common units if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of common units at any time and from time to time by notifying the other party.

The applicable sales agent acting as sales agent under the equity distribution agreement will provide to us written confirmation following the close of trading on the NYSE each day in which common units are sold under the equity distribution agreement. Each confirmation will include the number of common units sold on that day, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to such sales agent with respect to such sales. We will report at least quarterly the number of common units sold through the sales agents under the equity distribution agreement, the net proceeds to us (before expenses) and the commissions of the sales agents in connection with the sales of the common units.

We will pay each sales agent a commission of up to 2% (unless otherwise agreed) of the gross sales price per common unit sold through it as our agent under the equity distribution agreement. We have agreed to reimburse the sales agents for certain of their expenses.

Settlement for sales of common units will occur (i) prior to September 5, 2017, on the third business day that is also a trading day on the NYSE following the date on which such sales were made and (ii) on and after September 5, 2017, on the second business day that is also a trading day on the NYSE following the date on which such sales were made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or any of the sales agents have reason to believe that our common units are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, that party will promptly notify the others and sales of common units pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of common units valued at an aggregate offering price of up to $750,000,000 subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us or by the sales agents.

In connection with the sale of the common units on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act.

The sales agents and their related entities have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement.

In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of the sales agents participating in this offering are lenders under our revolving credit facility and our 364-day revolving credit facility or participants in our commercial paper program and may receive a portion of the proceeds of this offering through our repayment of the revolving credit facility, 364-day revolving credit facility or commercial paper program with such proceeds.

FINRA

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the common units offered pursuant to this prospectus supplement. Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the sales agents by Andrews Kurth Kenyon LLP, Washington, D.C. and Houston, Texas. Andrews Kurth Kenyon LLP also performs legal services for us from time to time unrelated to this offering.

EXPERTS

The consolidated financial statements of Magellan Midstream Partners, L.P. appearing in Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and Magellan Midstream Partners, L.P.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are, and audited financial statements and Magellan Midstream Partners, L.P.’s management’s assessment of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompanying base prospectus and the documents incorporated in this prospectus supplement and the accompanying base prospectus by reference include forward-looking statements within the meaning of federal securities laws that discuss our expected future results based on current and pending business operations. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “plans,” “potential,” “projected,” “scheduled,” “should,” “will” and other similar expressions. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are not guarantees of future performance and are subject to numerous assumptions, uncertainties and risks that are difficult to predict. Therefore, actual outcomes and results may be materially different from the results stated or implied in such forward-looking statements included in this prospectus supplement and the documents incorporated in this prospectus supplement by reference.

In addition to the risk factors included under “Risk Factors” in this prospectus supplement, if any, and the accompanying base prospectus, other specific factors which could cause actual results to differ materially from those in the forward-looking statements include:

•	overall demand for refined products, crude oil, liquefied petroleum gases and ammonia in the U.S.;

•	price fluctuations for refined products, crude oil, liquefied petroleum gases and ammonia and expectations about future prices for these products;

•	changes in the production of crude oil in the basins served by our pipelines;

•	changes in general economic conditions, interest rates and price levels;

•	changes in the financial condition of our customers, vendors, derivatives counterparties, lenders or joint venture co-owners;

•	our ability to secure financing in the credit and capital markets in amounts and on terms that will allow us to execute our growth strategy, refinance our existing obligations when due and maintain adequate liquidity;

•	development of alternative energy sources, including, but not limited to, natural gas, solar power, wind power and geothermal energy, increased use of biofuels such as ethanol and biodiesel, increased conservation or fuel efficiency, as well as regulatory developments or other trends that could affect demand for our services;

•	changes in the throughput or interruption in service of refined products or crude oil pipelines owned and operated by third parties and connected to our assets;

•	changes in demand for storage in our refined products, crude oil or marine terminals;

•	changes in supply and demand patterns for our facilities due to geopolitical events, the activities of the Organization of the Petroleum Exporting Countries, changes in U.S. trade policies or in laws governing the importing and exporting of petroleum products, technological developments or other factors;

•	our ability to manage interest rate and commodity price exposures;

•	changes in our tariff rates or other terms of service implemented by the Federal Energy Regulatory Commission, the U.S. Surface Transportation Board or state regulatory agencies;

•	shut-downs or cutbacks at refineries, oil wells, petrochemical plants, ammonia production facilities or other customers or businesses that use or supply our services;

•	the effect of weather patterns and other natural phenomena, including climate change, on our operations and demand for our services;

•	an increase in the competition our operations encounter;

•	the occurrence of natural disasters, terrorism, operational hazards, equipment failures, system failures or unforeseen interruptions;

•	our ability to obtain adequate levels of insurance at a reasonable cost, and the potential for losses to exceed the insurance coverage we do obtain;

•	the treatment of us as a corporation for federal or state income tax purposes or if we become subject to significant forms of other taxation or more aggressive enforcement or increased assessments under existing forms of taxation;

•	our ability to identify expansion projects or to complete identified expansion projects on time and at projected costs;

•	our ability to make and integrate accretive acquisitions and joint ventures and successfully execute our business strategy;

•	uncertainty of estimates, including accruals and costs of environmental remediation;

•	our ability to cooperate with and rely on our joint venture co-owners;

•	actions by rating agencies concerning our credit ratings;

•	our ability to timely obtain and maintain all necessary approvals, consents and permits required to operate our existing assets and to construct, acquire and operate any new or modified assets;

•	our ability to promptly obtain all necessary services, materials, labor, supplies and rights-of-way required for construction of our growth projects, and to complete construction without significant delays, disputes or cost overruns;

•	risks inherent in the use and security of information systems in our business and implementation of new software and hardware;

•	changes in laws and regulations that govern product quality specifications or renewable fuel obligations that could impact our ability to produce gasoline volumes through our butane blending activities or that could require significant capital outlays for compliance;

•	changes in laws and regulations to which we or our customers are or could become subject, including tax withholding requirements, safety, security, employment, hydraulic fracturing, derivatives transactions, trade and environmental laws and regulations, including laws and regulations designed to address climate change;

•	the cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;

•	the amount of our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	the effect of changes in accounting policies;

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful;

•	the ability and intent of our customers, vendors, lenders, joint venture co-owners or other third parties to perform on their contractual obligations to us;

•	petroleum product supply disruptions;

•	global and domestic repercussions from terrorist activities, including cyber attacks, and the government’s response thereto; and

•	other factors and uncertainties inherent in the transportation, storage and distribution of petroleum products and ammonia, and the operation, acquisition and construction of assets related to such activities.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement, if any, the accompanying base prospectus and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2016.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information we file with it. This procedure means that we can disclose important information to you by referring you to documents we filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and later information that we file with the SEC (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on February 17, 2017;

•	Definitive Proxy Statement on Schedule 14A as filed with the SEC on February 21, 2017;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2017 as filed with the SEC on May 3, 2017;

•	Current Reports on Form 8-K as filed with the SEC on January 17, 2017, April 21, 2017 and May 4, 2017; and

•	the description of our common units contained in our Form 8-A initially filed February 2, 2001, as amended by Amendment No. 1 to Form 8-A, filed on November 5, 2009, Amendment No. 2 to Form 8-A, filed on October 28, 2011, and any subsequent amendment thereto filed for the purpose of updating such description. You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Magellan Midstream Partners, L.P.

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Attention: Investor Relations Department

Telephone: (918) 574-7000

We also make available free of charge on or through our internet website at http://www.magellanlp.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

MAGELLAN MIDSTREAM PARTNERS, L.P.

Common Units Representing Limited Partner Interests

We may offer and sell up to $750,000,000 in aggregate offering price of common units representing limited partner interests in us from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings.

We may offer and sell the common units to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the terms of the common units and the general manner in which we will offer the common units. The specific manner in which we will offer the common units and arrangements with any underwriters, dealers or agents will be included in the prospectus supplement that relates to that offering.

Our common units are listed on the New York Stock Exchange under the symbol “MMP.”

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors on page 6 of this prospectus and in the applicable prospectus supplement before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such document. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes regarding those matters in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell up to $750,000,000 of our common units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common units we may offer. Each time we offer and sell common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and the prospectus supplement relating to the common units offered to you together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

As used in this prospectus, references to “we,” “us,” “our,” “the Partnership,” “Magellan Midstream Partners” or similar terms refer to Magellan Midstream Partners, L.P. and, where the context requires, include our consolidated subsidiaries. References to “our general partner” refer to Magellan GP, LLC, which is a wholly owned subsidiary of ours and holds a non-economic general partner interest in us.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement include forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.

Forward-looking statements can be identified by words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “plans,” “potential,” “position,” “projects,” “strategy,” “scheduled,” “should” or “will” or the negative of those terms or other variations of them or by comparable terminology. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are not guarantees of future performance and are subject to numerous assumptions, uncertainties and risks (including the risks described elsewhere in this prospectus or any applicable prospectus supplement and in the documents incorporated by reference into this prospectus or any applicable prospectus supplement) that are difficult to predict and that may cause future results to be materially different from the results stated or implied in this document.

The following are important factors that could cause actual results to differ materially from any projected, forecasted, estimated or budgeted amounts:

•	overall demand for refined products, crude oil, liquefied petroleum gases and ammonia in the United States;

•	price fluctuations for refined products, crude oil, liquefied petroleum gases and ammonia and expectations about future prices for these products;

•	decreases in the production of crude oil in the basins served by our pipelines;

•	changes in general economic conditions, interest rates and price levels;

•	changes in the financial condition of our customers, vendors, derivatives counterparties, lenders or joint venture co-owners;

•	our ability to secure financing in the credit and capital markets in amounts and on terms that will allow us to execute our growth strategy, refinance our existing obligations when due and maintain adequate liquidity;

•	development of alternative energy sources, including but not limited to natural gas, solar power, wind power and geothermal energy, increased use of biofuels such as ethanol and biodiesel, increased conservation or fuel efficiency, as well as regulatory developments or other trends that could affect demand for our services;

•	changes in the throughput or interruption in service on refined products or crude oil pipelines owned and operated by third parties and connected to our assets;

•	changes in demand for storage in our refined products, crude oil or marine terminals;

•	changes in supply and demand patterns for our facilities due to geopolitical events, the activities of the Organization of the Petroleum Exporting Countries, changes in U.S. trade policies or in laws governing the importing and exporting of petroleum products, technological developments or other factors;

•	our ability to manage interest rate and commodity price exposures;

•	changes in our tariff rates implemented by the Federal Energy Regulatory Commission, the U.S. Surface Transportation Board or state regulatory agencies;

•	shut-downs or cutbacks at refineries, oil wells, petrochemical plants, ammonia production facilities or other customers or businesses that use or provide supply for our services;

•	the effect of weather patterns and other natural phenomena, including climate change, on our operations and demand for our services;

•	an increase in the competition our operations encounter;

•	the occurrence of natural disasters, terrorism, operational hazards, equipment failures, system failures or unforeseen interruptions;

•	our ability to obtain adequate levels of insurance at a reasonable cost, and the potential for losses to exceed the insurance coverage we do obtain;

•	the treatment of us as a corporation for federal or state income tax purposes or if we become subject to significant forms of other taxation or more aggressive enforcement or increased assessments under existing forms of taxation;

•	our ability to identify expansion projects or to complete identified expansion projects on time and at projected costs;

•	our ability to make and integrate accretive acquisitions and enter into joint ventures and successfully execute our business strategy;

•	uncertainty of estimates, including accruals and costs of environmental remediation;

•	our ability to cooperate with and rely on our joint venture co-owners;

•	actions by rating agencies concerning our credit ratings;

•	our ability to timely obtain and maintain all necessary approvals, consents and permits required to operate our existing assets and to construct, acquire and operate any new or modified assets;

•	our ability to promptly obtain all necessary services, materials, labor, supplies and rights-of-way required for construction of our growth projects, and to complete construction without significant delays, disputes or cost overruns;

•	risks inherent in the use and security of information systems in our business and implementation of new software and hardware;

•	changes in laws and regulations that govern product quality specifications or renewable fuel obligations that could impact our ability to produce gasoline volumes through our blending activities or that could require significant capital outlays for compliance;

•	changes in laws and regulations to which we or our customers are or could become subject, including tax withholding requirements, safety, security, employment, hydraulic fracturing, derivatives transactions, trade and environmental laws and regulations, including laws and regulations designed to address climate change;

•	the cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;

•	the amount of our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	the effect of changes in accounting policies;

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful;

•	the ability of our customers, vendors, lenders, joint venture co-owners or other third parties to perform on their contractual obligations to us;

•	petroleum product supply disruptions;

•	global and domestic repercussions from terrorist activities, including cyber attacks, and the government’s response thereto; and

•	other factors and uncertainties inherent in the transportation, storage and distribution of petroleum products and ammonia, and the operation, acquisition and construction of assets related to such activities.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the section titled “Risk Factors” in this prospectus and the risk factors described in any applicable prospectus supplement, together with those in our latest Annual Report on Form 10-K, and any updates to those risk factors included in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Except as required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions or otherwise.

MAGELLAN MIDSTREAM PARTNERS, L.P.

We were formed as a limited partnership under the laws of the State of Delaware in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of refined petroleum products and crude oil. As of September 30, 2016, our asset portfolio, including the assets of our joint ventures, consisted of:

•	our refined products segment, comprised of our 9,700-mile refined products pipeline system with 53 terminals as well as 26 independent terminals not connected to our pipeline system and our 1,100-mile ammonia pipeline system;

•	our crude oil segment, comprised of approximately 2,100 miles of crude oil pipelines and storage facilities with an aggregate storage capacity of approximately 23 million barrels, of which 15 million barrels are used for leased storage; and

•	our marine storage segment, consisting of five marine terminals located along coastal waterways with an aggregate storage capacity of approximately 26 million barrels.

Our principal executive offices are located in One Williams Center, Tulsa, Oklahoma 74172 and our phone number is (918) 574-7000.

RISK FACTORS

An investment in our common units involves risks. Before you invest in our common units you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information contained in or incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference.”

This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.” If any of these risks were to materialize, our business, financial condition, results of operations or prospects could be adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an applicable prospectus supplement, we will use the net proceeds from the sale of the common units covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any allocation of the net proceeds of an offering of common units to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

DESCRIPTION OF OUR COMMON UNITS

General

Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our Fifth Amended and Restated Partnership Agreement, as amended by Amendment No. 1 thereto (as amended, the “partnership agreement”). For a description of the rights of holders of our common units to cash distributions, see “Cash Distributions” in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement” in this prospectus, Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on November 5, 2009 and Amendment No. 2 to our Registration Statement on Form 8-A filed with the SEC on October 28, 2011. We urge you to read the partnership agreement, as the partnership agreement, and not this description, governs the rights of holders of our common units.

Our outstanding common units are listed on the New York Stock Exchange, or NYSE, under the symbol “MMP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common units is Computershare Trust Company, N.A. We will pay all fees charged by the transfer agent for transfers of our common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of our common units; and

•	other similar fees or charges.

There is no charge to our unitholders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

Each purchaser of our common units offered by this prospectus and any accompanying prospectus supplement must execute and deliver a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or recognized by us. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

An assignee will become a substituted limited partner for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on the books and records. Our general partner may withhold its consent in its sole discretion. Our common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner for the transferred common units. Until a common unit has been transferred on the books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

CASH DISTRIBUTIONS

Distributions of Available Cash

General. Within approximately 45 days after the end of each fiscal quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. We will make distributions of available cash to all unitholders, pro rata.

Definition of Available Cash. We define available cash in our partnership agreement, and it generally means, for each fiscal quarter:

•	all cash (and cash equivalents) on hand at the end of the quarter;

•	less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•	plus any additional amount of cash that our general partner determines to distribute with respect to such quarter.

Restrictions on our Ability to Distribute Available Cash.

There is no guarantee that we will pay distributions on the common units in any quarter. Our ability to distribute available cash is contractually restricted by the terms of our credit facilities. We are prohibited from making any distribution to unitholders if an event of default under our credit facilities has occurred or is continuing or if such distribution would cause an event of default or otherwise violate a covenant under our credit facilities.

Under the Delaware Revised Uniform Limited Partnership Act (as amended, the “Delaware Act”), a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

Our General Partner’s Interest

Our general partner has a non-economic general partner interest in us and does not have an interest in our distributions.

Effect of Issuance of Additional Units

We can issue additional common units or other partnership securities for consideration and under terms and conditions approved by our general partner in its sole discretion and without the approval of our unitholders. We may fund acquisitions through the issuance of additional common units or other equity securities.

Holders of any additional common units that we issue will be entitled to share equally with our then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders in our net assets. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities; Preemptive Rights.”

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. Any adjustments to the capital accounts will be pro rata among the unitholders holding units at the time of such adjustments. Please read “Description of Our Partnership Agreement—Liquidation and Distribution of Proceeds.”

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

This description is a summary of the material provisions of our partnership agreement. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distributions;”

•	allocations of taxable income and other tax matters are described under “Material Tax Considerations;” and

•	rights of holders of our common units are described under “Description of Our Common Units.”

For a more complete description of our partnership agreement, please read Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on November 5, 2009 and Amendment No. 2 to our Registration Statement on Form 8-A filed with the SEC on October 28, 2011. The description of our partnership agreement contained herein and therein does not purport to be complete and is qualified in its entirety by reference to the complete text of the partnership agreement, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on September 30, 2009, as amended by Amendment No. 1 to the partnership agreement, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 28, 2011, and each is incorporated by reference in this prospectus. We urge you to read the partnership agreement as it is the partnership agreement, and not this description, that governs your rights as a limited partner.

Purpose

Our purpose under our partnership agreement is to:

•	serve as a partner or sole member of certain of our subsidiaries;

•	engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that our operating partnerships (entities treated as partnerships for federal income tax purposes that are majority owned and controlled by us) are permitted to engage in by their respective partnership agreements and, in connection therewith, to exercise all of the rights and powers given to us under the agreements relating to such business activity;

•	engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that our general partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; and

•	do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to our operating partnerships or any subsidiary thereof.

Our general partner is not authorized to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct its business.

Power of Attorney

Each limited partner, and each person who acquires a common unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.

Status as Limited Partner or Assignee; Capital Contributions

Except as described below under “—Limited Liability,” the common units will be fully paid, and our common unitholders will not be required to make additional capital contributions to us.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to any of our common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read “—Meetings; Voting.” Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read “Description of Our Common Units—Transfer of Common Units.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, except as described below, generally to the amount of capital the limited partner contributed to us in respect of the limited partner’s common units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to elect the board of directors of our general partner;

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take any other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from our partnership agreement.

Issuance of Additional Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities, including common units, for the consideration and on the terms and conditions established by our general partner in its discretion, without the approval of the holders of our common units.

Holders of any additional common units we issue will be entitled to share equally with any then-existing holders of our common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special designations, preferences, powers and duties, including special voting rights, to which common units are not entitled.

Neither our general partner nor any of the holders of our common units are entitled to preemptive rights in respect of issuances of additional common units or other partnership securities by us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which may be withheld in its sole discretion. In addition, certain amendments require the approval of a majority of the members of our Conflicts Committee. Generally, any amendment must be approved by at least a majority of our outstanding common units. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees. Additionally, certain other amendments, as more particularly described in our partnership agreement, require the approval of holders of at least 90% of our outstanding common units voting together as a single class.

Any amendment that materially and adversely affects the rights or preferences of any type or class of our outstanding units in relation to other types or classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. Any amendment of certain director election and nomination provisions requires approval of two-thirds of our outstanding common units.

Merger, Sale or Other Disposition of Assets

The approval of the holders of a majority of our outstanding common units is required to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or to sell, exchange or otherwise dispose of all or substantially all of the assets of our operating partnerships. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

If conditions specified in our partnership agreement are satisfied and without prior approval of the limited partners, our general partner may merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity, our general partner obtains an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement.

Our unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Withdrawal or Removal of Our General Partner

Our general partner cannot withdraw at any time for any reason unless it has transferred all of its general partner interests in us in accordance with the applicable provisions set forth in our partnership agreement. Notwithstanding this limitation, our general partner can withdraw under the Delaware Act. If our general partner were to withdraw in violation of our partnership agreement, our partnership agreement sets forth the procedure for electing a successor general partner. Our general partner may not be removed unless the removal is approved by the vote of holders of 100% of our outstanding common units, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is subject to the approval of a successor general partner by the vote of the holders of 100% of our outstanding common units.

Transfer of General Partner Interest

Our general partner may transfer its general partner interest in us to any person without unitholder approval. As a condition of this transfer: (i) our general partner must transfer its entire general partner interest in us in whole and not in part; (ii) the transferee must assume the rights and duties of our general partner to whose interest that transferee has succeeded and agree to be bound by the provisions of our partnership agreement; (iii) an opinion of counsel regarding limited liability and tax matters must be furnished; and (iv) the organizational documents of the owner of the general partner interest must provide for the establishment of a conflicts committee to approve certain matters with respect to our general partner and us, the selection of independent directors as members of such conflicts committee, and the submission of certain matters to the vote of such conflicts committee upon similar terms and conditions as set forth in the currently existing limited liability company agreement of our general partner so as to provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding common units and, if our general partner is then an affiliate of The Williams Companies, Inc., after obtaining special approval;

(2)	the sale of all or substantially all of the assets and properties of us and our subsidiaries;

(3)	the entry of a decree of judicial dissolution; or

(4)	the withdrawal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor. Please read “—Withdrawal or Removal of Our General Partner.”

Upon a dissolution under clause (4) and the failure to elect a successor general partner, the holders of units representing a unit majority may also elect, within specific time limitations, to reconstitute and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of a majority of our outstanding common units subject to our receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner and (ii) neither us, the reconstituted limited partnership nor the operating partnerships would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as described below in “Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units from our general partner or its affiliates and any transferee of that person or group provided that our general partner notifies such transferee that such loss of voting rights does not apply. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings; Voting

Except as described under “—Change of Management Provisions,” each unitholder or assignee who is a record holder of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units necessary to authorize or take that action at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the units of the class for which a meeting is proposed. An annual meeting of limited partners for the election of directors to the board of directors of our general partner, and such other matters as the board of directors submits to a vote of the limited partners, is held on the second Wednesday in May of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of common units has a vote according to the record holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities; Preemptive Rights.” Each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our common unit unitholders. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and the nominee provides otherwise.

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a unitholder is entitled to multiply the number of securities held by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

For additional information regarding the voting rights associated with our common units, please read “—Withdrawal or Removal of our General Partner,” “—Amendments to Our Partnership Agreement,” “—Merger, Sale or Other Disposition of Assets” and “—Termination and Dissolution.”

Board of Directors

Our unitholders elect all of the directors of our general partner. The number of directors of our general partner’s board will be between seven and nine as determined from time to time by a majority of the directors of the general partner’s board. Any decrease in the number of directors by our general partner’s board may not have the effect of shortening the term of any incumbent director. The directors will be classified with respect to their terms of office by dividing them into three classes established pursuant to the limited liability company agreement of our general partner, each class to be as nearly equal in number as possible. At each annual meeting of our unitholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. Our general partner’s board must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which any units or other partnership securities are listed or quoted.

Non-citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about the limited partner’s nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his or her units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner, or any affiliate of our general partner or any departing general partner; and

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

In order to establish clear procedures and parameters with respect to various aspects of indemnification, including, among other things, determinations of entitlement, payment of indemnification and expense advancement amounts and dispute resolution mechanisms, the board of directors of our general partner approved a form of indemnification agreement for the directors and officers of our general partner and authorized us and our general partner to enter into indemnification agreements based on such form with the directors and officers of our general partner. The indemnification agreements provide that we and our general partner will indemnify these directors and officers to the fullest extent permitted under Delaware law, subject to certain presumptions and limitations set forth in the agreements. The indemnification agreements also provide that these directors and officers will be entitled to the advancement of expenses, including reasonable attorneys’ fees, as permitted by applicable law, and set forth the procedures for determining entitlement to and obtaining indemnification and expense advancement. The indemnification agreements also provide that we must use commercially reasonable efforts to maintain specified director and officer liability insurance coverage.

Right to Inspect Books and Records

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to our record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 90 days after the close of each quarter. We will furnish each record holder of a common unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to the limited partner’s interest in us, upon reasonable written demand and at the limited partner’s own expense, have furnished to him or her:

•	a current list of the name and last known address of each limited partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

•	copies of our partnership agreement, certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries’ best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Magellan Midstream Partners, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his or her own tax advisor in analyzing the state, local and foreign tax consequences particular to the prospective unitholder of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders because such costs will reduce the cash available for distribution. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership— Section 754 Election” and “—Uniformity of Common Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her federal income tax liability, regardless of whether cash distributions are made to the partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in his or her partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner, and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings, court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Except for MGG GP Holdings, LLC and its subsidiary, each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations upon which Latham & Watkins LLP has relied include:

•	Except for MGG GP Holdings, LLC, neither we nor any of our subsidiary entities has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes;

•	For each taxable year, more than 90% of our gross income has been and will be income of a type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	Each commodity hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by us in activities of a type that Latham & Watkins LLP has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as, at that time, we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his or her common units, or taxable capital gain, after the unitholder’s tax basis in his or her common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Magellan Midstream Partners, L.P. will be treated as partners of Magellan Midstream Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Magellan Midstream Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Magellan Midstream Partners, L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Magellan Midstream Partners, L.P. for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on the unitholder’s income tax return his or her share of our income, gains, losses and deductions without regard to whether we make cash distributions to the unitholder. Consequently, we may allocate income to a unitholder even if the unitholder has not received a cash distribution. Each unitholder will be required to include in income the unitholder’s allocable share of our income, gains, losses and deductions for our taxable year ending with or within the unitholder’s taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the unitholder’s tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units,” below. Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder’s tax basis in his or her common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” each as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his or her proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his or her common units will be the amount the unitholder paid for the common units plus the unitholder’s share of our nonrecourse liabilities. That basis will be increased by the unitholder’s share of our income and by any increases in the unitholder’s share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in the unitholder’s share of our nonrecourse liabilities and by the unitholder’s share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his or her share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that the unitholder’s at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his or her common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of the gain recognized upon the taxable disposition of all of a unitholder’s common units would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money the unitholder borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be deductible only to the extent of our passive income generated in the future, including any gain from the sale of a unitholder’s investment in us, and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at- risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of such unitholder’s suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of the intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts nevertheless result (subject to certain adjustments), items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	the partner’s relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election,” “—Uniformity of Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our amended and restated partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS previously has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates. Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or net investment income tax (“NIIT”), is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS, unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets, which is referred to as the inside basis, under Section 743(b) of the Internal Revenue Code to reflect his or her purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) the unitholder’s share of our tax basis in our assets, which is referred to as the common basis, and (ii) the unitholder’s Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all of our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of our tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining-balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treating that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his or her common units is reduced by the unitholder’s share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units— Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Uniformity of Common Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his or her common units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her common units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income the unitholder’s share of our income, gain, loss and deduction for our taxable year ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that the unitholder will be required to include in his or her income for the taxable year his or her share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our unitholders holding interests in us prior to such offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of the unitholder’s interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by the unitholder plus the unitholder’s share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income to the extent the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than the unitholder’s original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his or her common units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50 % or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50 % threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year. Our termination could also result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in the unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treating that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under

Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Common Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain.

Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country) generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the 5-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes the unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the unitholder’s return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes.

The amended and restated partnership agreement names our general partner as our Tax Matters Partner. The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on the unitholder’s federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we expect to elect to have our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may indirectly bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own common units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for tax years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additional Withholding Requirements. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or have

Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their common units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return (A) for which there is, or was, “substantial authority” or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress and the President may propose and consider substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We currently do business or own property in a number of states. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of the unitholder’s investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his or her tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as federal, tax returns that may be required of the unitholder. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum or foreign tax consequences of an investment in us.

INVESTMENT BY U.S. EMPLOYEE BENEFIT PLAN

An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, which we refer to collectively as Similar Laws. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, which we refer to as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws; (c) whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws and (d) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Tax Considerations.” The person with investment discretion with respect to the assets of an employee benefit plan, which we refer to as a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for such plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code, IRAs which are not considered part of our employee benefit plan and certain other employee benefit plans not subject to ERISA (such as electing church plans). With respect to an investment in our common units, our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and Similar Laws should not be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

Under this prospectus, we intend to offer our common units to the public:

•	through one or more broker-dealers;

•	through underwriters;

•	through agents;

•	directly to purchasers; or

•	by a combination of any of these methods.

We will fix a price or prices of our common units at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices based upon historical market prices; or

•	negotiated prices.

We may change the price of the common units offered from time to time.

We will pay or allow underwriters’, distributors’ or sellers’ commissions that will be consistent with those customary in the types of transactions involved. Broker-dealers may act as agents or may purchase common units as principal and thereafter resell the common units from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the NYSE;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the common units for whom they may act as agents. If any broker-dealer purchases the common units as principal, it may effect resales of the common units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of common units for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Offers to purchase common units may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

In connection with particular offerings of the common units in the future, and if stated in the applicable prospectus supplement, the validity of those common units may be passed upon for us by Latham & Watkins LLP, Houston, Texas and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Magellan Midstream Partners, L.P. appearing in Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.magellanlp.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. We have filed with the SEC a Registration Statement on Form S-3 relating to the common units offered by this prospectus. The Registration Statement, including the attached exhibits, contains additional relevant information about us. This prospectus is a part of the Registration Statement and does not contain all the information in the Registration Statement. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this prospectus. Whenever a reference is made in this prospectus to a contract or other document of Magellan Midstream Partners, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede information in this prospectus and other information previously filed with the SEC. Therefore, before you decide to invest in any common units under this prospectus, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and until the applicable offering under this prospectus and any prospectus supplement is completed or terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 19, 2016;

•	Definitive Proxy Statement on Schedule 14A filed on February 22, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 4, 2016, August 2, 2016 and November 2, 2016, respectively;

•	Current Reports on Form 8-K filed on February 17, 2016, February 25, 2016, February 29, 2016, March 25, 2016, April 27, 2016, June 16, 2016, September 7, 2016, September 13, 2016 and October 20, 2016; and

•	The description of our common units and our partnership agreement contained in our Registration Statement on Form 8-A filed on February 2, 2001, as amended by Amendment No. 1 on Form 8-A/A filed on November 5, 2009, Amendment No. 2 on Form 8-A/A filed on October 28, 2011, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571